UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 2, 2009

MERRIMAC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-11201	22-1642321
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

41 Fairfield Place, West Caldwell, New Jersey	07006
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (973) 575-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

On April 2, 2009, the Audit Committee of Merrimac Industries, Inc. determined that the Company’s consolidated financial statements contained in the Company’s annual report on form 10-K for the year ended December 29, 2007 (affecting all four quarters of 2007) and its quarterly reports on Form 10-Q for the periods ended March 29, June 28, and September 27, 2008 should no longer be relied upon due to the misstatements described below.

The misstatement related to fiscal year 2007 was due to errors in the cost accounting process that resulted in the improper closing of a portion of the Company’s manufacturing jobs.  This caused an overstatement of the Company's work in process inventory and an understatement of cost of goods sold.  The misstatements related to the quarters during fiscal year 2008 were primarily due to control deficiencies following the company wide conversion to an enterprise resource planning (ERP) software system and as a result of changes in personnel in the Company’s financial operations department.  Although the aggregate results for the combined years of 2007 and 2008 remain the same, the 2007 annual results will be negatively impacted by additional costs of approximately $400,000 as a result of the reallocation of expenses to the proper periods.

The Company’s management, with the Audit Committee has discussed the matters described in this Item 4.02(a) with the Company’s independent registered public accounting firm, J.H. Cohn LLP.  The Company’s management has also contacted the Securities and Exchange Commission and requested that the restatements for all four periods be included in the Form 10-K for the year ended January 3, 2009.  The Company anticipates filing the Form 10-K on or before April 20, 2009.

Item 7.01 Regulation FD Disclosure

A copy of the Company’s press release announcing the matters set forth in this Item 4.02 is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press release dated April 2, 2009 issued by Merrimac Industries, Inc. announcing the non-reliance on previously issued financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAC INDUSTRIES, INC.

By:	/s/ J. Robert Patterson
	Name:	J. Robert Patterson
	Title:	Vice President – Finance and Chief Financial Officer

Date: April 3, 2009

EXHIBIT INDEX

Exhbit No.	Description

99.1	Press release dated April 2, 2009 issued by Merrimac Industries, Inc. announcing the non-reliance on previously issued financial statements.